                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CREDIT DEPOT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            CREDIT DEPOT CORPORATION
                               700 WACHOVIA CENTER
                           GAINESVILLE, GEORGIA 30501

                                -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 17, 1996

                                -----------------

To the holders of Common Stock of Credit Depot Corporation:

              Notice is hereby given that the Annual Meeting of Shareholders of CREDIT DEPOT CORPORATION (the "Company"), will be held at the Lanier Center Hotel, 400 E.E. Butler Parkway, Gainesville, Georgia on December 17, 1996, at 10:00 a.m., local time, for the following purposes:

              1. To elect a Board of seven Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

              2. To approve amendments to the Company's 1993 Stock Option Plan (the "1993 Plan") in order to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares to an aggregate of 1,600,000 shares.

              3. To approve an amendment to the Company's Certificate of Incorporation in order to increase the number of authorized shares of Common Stock by 12,500,000 shares to an aggregate of 35,000,000 shares;

              4. To approve and ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending June 30, 1997; and

              5. To consider and take action upon such other matters as may properly come before the meeting and any adjournment or adjournments thereof.

       The close of business on November 13, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed.

       All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested to sign, date and return the enclosed proxy promptly in the accompanying envelope which requires no postage if mailed in the United States.

                                        By Order of the Board of Directors,

                                        /s/ John C. Thomas
                                        -----------------------------------
                                        John C. Thomas, Secretary

November 26, 1996

                            CREDIT DEPOT CORPORATION
                               700 WACHOVIA CENTER
                           GAINESVILLE, GEORGIA 30501

                                -----------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 17, 1996

                                -----------------



       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Credit Depot Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at the Lanier Center Hotel, 400 E.E. Butler Parkway, Gainesville, Georgia on December 17, 1995, at 10:30 a.m. local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder giving such a proxy may revoke it by written notice to the Secretary of the Company at the above-stated address at any time before it is exercised. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given, or unless the shareholder votes by ballot at the meeting.

       The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to the Company's shareholders is November 26, 1996. The Company's Annual Report for the fiscal year ended June 30, 1996 is being mailed to stockholders simultaneously with the mailing of this proxy statement.

                                VOTING SECURITIES

       Only holders of shares of Common Stock, $.001 par value per share (the "Common Stock"), of record at the close of business on November 13, 1996, are entitled to vote at the meeting. On the record date, the Company had issued and outstanding 3,632,761 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of Common Stock will constitute a quorum.

       The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote is necessary to approve the amendments to the Company's 1993 Stock Option Plan (the "1993 Plan") and to approve and ratify the selection of Ernst & Young LLP as the Company's independent auditors. The affirmative vote of a majority of the shares of Common Stock is necessary to approve the amendment to the Company's Certificate of Incorporation. Candidates for election as members of the Board of Directors who receive the highest number of votes, up to the number of directors to be chosen, will be elected. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's Common Stock will not be voted on such matter. Accordingly, an abstention from voting on a matter by a person present in person or represented by proxy at the Meeting has the same legal effect as a vote against the matter. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

       If the enclosed proxy is properly executed and returned, the Common Stock represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated, the Common Stock represented thereby will be voted (i) FOR the election of each of the nominees set forth under the caption "Election of Directors", (ii) FOR approval of the amendment to the Company's 1993 Plan, (iii) FOR approval of the amendment to the Certificate of Incorporation and (iv) FOR the ratification and approval of Ernst & Young LLP as the Company's independent auditors.

       Your vote is important. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                             PRINCIPAL SHAREHOLDERS

       The following table sets forth certain information regarding ownership of Common Stock for (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) each of the executive officers named under "Executive Compensation," and (iv) all officers and Directors (including nominees) of the Company as a group as of November 17, 1995:


Name and Address
of Beneficial Owner             Shares Beneficially Owned (1)
or Identity of Group            -------------------------------
--------------------               Number     Percent of Class
                                  ---------   ----------------
Gerald F. Sullivan(2)             341,250(5)         8.60%

Craig J. Brunet(2)                137,500(6)         3.65

Samuel R. Dunlap, Jr.(2)          381,564(7)        10.31

Joel C. Williams(2)                72,500(8)         1.96

Samuel Scott Hemingway(2)         107,500(9)         2.87

Carlos R. Munoz(2)                 15,000(10)          *

John C. Thomas, Jr.(2)            167,584(11)        4.46

Donald S. Sigler                  383,688           10.56
3242 Dunlap Drive
Gainesville, Georgia 30506

Greenwich Capital Products, Inc.  300,000(12)        7.63
600 Steamboat Road
Greenwich, CT. 06830

NewSouth Special Equities, L.P.   500,000(13)       12.10
1000 Ridgeway Loop Rd.
Memphis, Tennessee 38117

Jackt Holdings Corp.(3)           300,000(14)        7.63

Ranier Heubach(3)                 551,250(15)       13.18

VPM Verwaltungs AG(3)           1.076,039(16)       22.85

Kingsley & Company(3)             393,750(17)        9.78

Von Graffenried Privatbank(3)     315,000(18)        7.98

Muico & Company(3)                315,000(18)        7.98

Dr. Dieter Quast(3)               452,500(19)       11.08

Arkansas Teachers
Retirement System(4)              400,000(19)        9.92

Michigan Municipal Employee
Retirement System(4)              800,000(20)       18.05

Lancer Partners, LP               660,000(21)       15.37
237 Park Avenue
New York, NY 10017

Josephthal Lyon & Ross            492,800(22)       11.95
200 Park Avenue
New York, New York  10166

All officers and directors
as a group
(eight (8) persons)             1,256,648(23)       27.75

-----------------
* Less of 1%

(1) Except as otherwise indicated, each of the parties has sole voting and investment power over the shares owned.

(2)    c/o Credit Depot Corporation, 700 Wachovia Center, Gainesville, Georgia
       30501.

(3) c/o Thieme Consultants, 1370 Avenue of the Americas, New York, New York 10019, Attention: Heiko Thieme.

(4)    c/o KCM, 10829 Olive Blvd., St. Louis, MO 63141-7739.

(5) Includes Common Stock issuable on exercise of options to purchase 281,250 shares of Common Stock under the Company's 1990 Stock Option Plan and the 1993 Plan (collectively, the "Plans") exercisable within 60 days and options to purchase 55,000 shares of Common Stock that have been granted outside the Plans exercisable within 60 days. Does not include 23,750 shares issuable on exercise of options of Common Stock issuable on exercise of options which are not exercisable within 60 days.

(6) Includes Common Stock issuable on exercise of options to purchase 137,500 shares of Common Stock under the Plans exercisable within 60 days, but does not include 12,500 shares issuable on exercise of options which are not exercisable within 60 days.

(7) Includes Common Stock issuable on exercise of options to purchase 6,750 shares of Common Stock under the Plans exercisable within 60 days, but does not include 12,500 shares issuable on exercise of options which are not exercisable within 60 days.

(8) Includes Common Stock issuable on exercise of options to purchase 72,500 shares under the Plans exercisable within 60 days, but does not include 12,500 shares issuable on exercise of options which are not exercisable within 60 days.

(9) Includes Common Stock issuable on exercise of options to purchase 107,500 shares of Common Stock under the Plans exercisable within 60 days, but does not include 12,500 shares issuable on exercise of options which are not exercisable within 60 days.

(10) Includes Common Stock issuable on exercise of options to purchase 15,000 shares of Common Stock under the Plans exercisable within 60 days.

(11) Includes Common Stock issuable on exercise of options to purchase 85,000 shares of Common Stock under the Plans exercisable within 60 days and options to purchase 45,000 shares of Common Stock that have been granted outside the Plans exercisable within 60 days.

(12) Represents immediately exercisable warrants to purchase 300,000 shares of Common Stock.

(13) Represents 500,000 shares of Common Stock issuable upon the conversion of a 10% convertible warehouse line.

(14) Represents 200,000 shares of Common Stock issuable upon the conversion of convertible participations and immediately exercisable warrants to purchase 100,000 shares of Common Stock.

(15) Represents 551,250 shares of Common Stock issuable upon the conversion of 9% convertible preferred stock.

(16) Represents 525,000 shares of Common Stock issuable upon the conversion of 9% convertible preferred stock, 221,400 shares of Common Stock issuable upon the conversion of 10% convertible debt, 329,639 shares issuable on exercise of immediately exercisable Warrants.

(17) Represents 393,750 shares of Common Stock issuable upon the conversion of 9% convertible preferred stock.

(18) Represents 315,000 shares of Common Stock issuable upon the conversion of 9% convertible preferred stock.

(19) Represents 400,000 shares of Common Stock issuable upon the conversion of 10% convertible debt and 52,500 shares issuable upon conversion of 9% convertible preferred stock.

(20) Represents 400,000 shares of Common Stock issuable upon the conversion of 10% convertible debt.

(21) Represents 800,000 shares of Common Stock issuable upon the conversion of 10% convertible debt.

(22) Represents 660,000 shares of Common Stock issuable upon the conversion of 10% convertible debt.

(23) Represents 492,800 shares of Common Stock issuable on exercise of immediately exercisable Warrants.

(24) Includes 895,0000 shares of Common Stock issuable upon exercise of options under the Plan exercisable within 60 days. Does not include 140,000 shares issuable on exercise of options to purchase Common Stock not exercisable within 60 days.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

       At the meeting, seven Directors will be elected by the shareholders to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The accompanying proxy will be voted for the election as Directors of the nominees listed below, all of whom are currently Directors, unless the proxy contains contrary instructions. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a Director. However, in the event that any of the nominees should become unable or unwilling to serve as a Director, the proxy will be voted for the election of such person or persons as shall be designated by the Directors.

       Set forth is certain information with respect to each nominee:

                                       Year
                                       First                Position with
     Name                    Age      Elected                the Company
     ----                    ---      -------                -----------

Craig J. Brunet              48        1993           Chairman of the Board
Gerald F. Sullivan           55        1991           President and Chief Executive Officer, Director
John C. Thomas, Jr           43        1996           Vice President - Treasurer, Director
Samuel R. Dunlap, Jr         47        1986           Director
Joel C. Williams, Jr         53        1990           Director
Samuel Scott Hemingway       44        1990           Director
Carlos Munoz                 60        1996           Director

       CRAIG J. BRUNET was appointed Chairman of the Board in April 1996 and has been a director of the Company since January 1993. In addition, Mr. Brunet is a member of the Board of Intelnet International, a privately held management and integration company; and President of the Lewisberg Group, a financial and management consulting firm. Prior to becoming the Chairman of Credit Depot, Mr. Brunet served for three years as Chairman of the Board, CEO, and President of First Pacific Networks, a public company specializing in RF Transport Technology for the CATV, TELCO, and Electric Utility industries. From 1989 to 1991, Mr. Brunet was the Senior Vice President of Energy Corporation, a multi-state regional electric utility holding company, where he came from being the Director of Strategic Planning for AT&T as well as having had responsibilities in finance, marketing and personnel over his 15 year career with AT&T. Mr. Brunet is a Vietnam Veteran, flying 225 combat missions for the U. S. Army as an air observer and twice receiving the Purple Heart. He holds a bachelor of science degree in marketing from the University of Southwestern Louisiana and has received executive education from the Harvard-Kennedy School of Government, Wharton, M.I.T., Stanford, and Aspen Institute.

       GERALD F. SULLIVAN has been the Chief Operating Officer of the Company since May 1991 and President and Chief Executive Officer since July 1991. From October 1989 to June 1991 he served as President and a Director of Bank Atlanta. From April 1988 through June 1989, he served as President and Director of the Habersham Federal Savings Bank and the Habersham Group, Inc., a bank and investment company located in Atlanta, Georgia. From January 1986 to December 1986, he served as President and a Director of the Graphics Research Corporation, a computer graphics software development company located in Atlanta, Georgia. From June 1984 to January 1986, he served as President and a Director of The System Works, Inc., a software firm in Atlanta, Georgia engaged in the sale of maintenance planning and control software systems. From June 1980 to June 1984, Mr. Sullivan served as Chief Operating Officer and Executive Vice President for Glasrock Products, Inc., a publicly-held company engaged in the medical home care field.

       JOHN C. THOMAS, JR. has been a Director of the Company since October 1996, served as Treasurer and a Vice President of the Company since April 1996, and was the Chief Financial Officer and a Vice President of the Company from February 1995 to April 1996 and from August 1990 to March 1993. He has also been the Chief Financial Officer of EntreMed, Inc., a publicly-held pharmaceutical research and development company, since August 1991, Pretty Good Privacy, Inc., a privately held encryption software company since June 1996, and MEDigital, Inc., a privately held medical technology company since. Prior to joining Credit Depot Corporation, Mr. Thomas served as the chief financial officer for various start up companies, the following of which have become publicly-held entities, CytRx Corporation, a pharmaceutical research company, Biopool International, Inc. (formerly CytRx-Biopool, Ltd.), a company engaged in the development and sale of diagnostic test kits, and Medicis Pharmaceutical Company, a dermatologic pharmaceutical company.

       SAMUEL R. DUNLAP, JR. has been a Director of the Company since December 1986 and served as a Vice President from October 1990 through June 1993 at which time he became an Executive Advisor. Mr. Dunlap is (i) an Executive Advisor and a Director of EntreMed, Inc., a publicly held pharmaceutical research and development company, (ii) Chairman of Dunlap & Partners Ltd., a financing consulting firm in Atlanta, Georgia, and (iii) a Vice President and Director of MEDigital, Inc. a privately held medical technology company. From August 1991 until February 1994, he served as Vice President and a Director of Tapistron International, Inc., a publicly-held manufacturing and textile technology company. From April 1986 until December 1988, he served as Executive Vice President of CytRx Corporation, a publicly-held pharmaceutical company, and as a Director of CytRx from August 1986 until November 1988. From January 1987 until November 1988, Mr. Dunlap was Chairman of the Board of Directors of Biopool International, Inc. (formerly CytRx Biopool Ltd.), a publicly-held company engaged in the sale of diagnostic test kits. From January 1985 to October 1987, Mr. Dunlap was President and a Director of Development Southeast, Inc., which is a management consulting and real estate development firm. Mr. Dunlap has spent more than 10 years in the commercial banking field and was Executive Vice President of Elan Pharmaceutical Research Corp., a publicly-held company, from August 1982 to December 1983 and President and a director of such entity from January 1984 to January 1985.

       JOEL C. WILLIAMS, JR. has been a Director of the Company since August 1990. Since 1978, Mr. Williams has been Vice President-Corporate Affairs of Savannah Foods & Industries, Inc., a publicly-held conglomerate. He served as Assistant to the President of such company from July 1971 until October 1978. From January 1970 until March 1971, Mr. Williams served as Legal Counsel and Legislative Aide to the late Senator Richard B. Russell of Georgia.

       SAMUEL SCOTT HEMINGWAY has been a Director of the Company since October 1990. Mr. Hemingway is, and has been since January 1995, the Managing Director of Credit Card Network, an Internet based provider of financial services and co-owner of Ocean PC, a manufacturer of personal computers for marine applications. From April 1992 to December 1994, he served as the President and Chief Executive Officer of Salem Mortgage Services, Inc., a Georgia corporation, involved in the purchase and management of banking assets. From 1982 until April 1992, Mr. Hemingway was Vice President-Corporate Division at Barclays Bank PLC. From 1978 until 1982, Mr. Hemingway was employed by Manufacturers Hanover Trust Company, where he served as Assistant Secretary, Representative and Assistant Vice President of the National Division, and Assistant to the Office of the Chairman. Mr. Hemingway served as a director of CytRx from August 1986 through 1992 and serves as a trustee to Trinity-Pawling School in New York.

       CARLOS MUNOZ has been a Director of the Company since October 1996. Mr. Munoz is, and has been, since April 1995 the Executive Vice President and Chief Credit Officer of Dime Bancorp and Dime Savings Bank of New York, where he also is chairman of the Bank's Risk Management Committee. From June 1982 to March 1995, Mr. Munoz served as Senior Vice President and a member of the Credit Policy Committee of Citibank, N.A., responsible for credit oversight of part or all of Citibank's worldwide consumer banking activities as well as the private banking and global finance areas in Latin America. Prior to June 1982, Mr. Munoz held various positions with Citibank since joining the bank in 1959. Mr. Munoz is a graduate of Columbia College and is President of the Columbia College Alumni Association and a member of the College Board of Visitors. He also holds a Master's Degree in Economics from Columbia University. He is a member of the Advisory Council of the Credit Research Center of Purdue University, a Trustee of the Episcopal Diocese of New York and Vice President of the Episcopal Mission Society.

       All Directors hold office until the next Annual Meeting of Shareholders of the Company or until their successors are elected and qualify. The Company has established an Audit Committee, which consists of Messrs. Dunlap, Hemingway and Williams, and a Compensation Committee, which consists of Messrs. Brunet, Hemingway and Williams. During the year ended June 30, 1995, there was one meeting of the Audit Committee and one meeting of the Compensation Committee. During the year ended June 30, 1996, there were fourteen meetings of the Board of Directors. All of the nominees for Director, during the period for which each such person has been a Director, attended all of the meetings held during fiscal 1996. All of the nominees for Director attended all of the meetings held by all committees of the Board on which they served during the periods that they served, respectively, except Mr. Dunlap did not attend the Audit Committee Meeting.

                             EXECUTIVE COMPENSATION

       The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer. No other executive officer of the Company received compensation in excess of $100,000 for services rendered during the fiscal years ended June 30, 1996, 1995 and 1994:


                           SUMMARY COMPENSATION TABLE

                                                          Other
       Name and                                           Annual
  Principal Position         Year     Salary($)      Compensation(1)  SARs (#)
  ------------------         ----     ---------      ---------------  --------

Gerald F. Sullivan           1996      $100,000          $ 6,731      10,000
     President and Chief     1995      $ 97,500          $ 6,660      25,000
     Executive Officer       1994      $ 80,000          $ 6,660     100,000

(1)    Includes payments for leased vehicle provided to the employee.

EMPLOYMENT AGREEMENTS

       In January 1996, Gerald F. Sullivan, President, Chief Executive Officer, and a Director of the Company, entered into a two-year employment agreement automatically renewing for successive one-year periods with the Company which provides for a base annual salary of $100,000. In October 1996, the Board modified the base annual salary to $136,000. Mr. Sullivan is also being provided with a leased vehicle with monthly lease payments of $565.

       The following table sets forth certain information with respect to individual grants of stock options made during the fiscal year ended June 30, 1996, to the above named executive officer:


       OPTION/STOCK APPRECIATION RIGHT ("SAR") GRANTS IN LAST FISCAL YEAR

                                Individual Grants

                                           % of Total
                                           Options/SARs
                              Options/      Granted to      Exercise
                                SARs       Employees in      of Base       Expiration
Name                         Granted(#)     Fiscal Year    Price ($/Sh)       Date
----                         ----------     -----------    ------------       ----

Gerald F. Sullivan              10,000         3.65%          $4.00         1/15/2006
     President and Chief
     Executive Officer

       The following table sets forth certain information with respect to each exercise of stock options during the fiscal year ended June 30, 1996, by the above named executive officer and the number and value of unexercised options held by the named executive officer as of June 30, 1996:


              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                              Value of
                                                                        Number of            Unexercised
                                                                       Unexercised          In-the-Money
                                                                      Options/SARs          Options/SARs
                                                                        at June 30,          at June 30,
                              Shares                                     1996 (#)             1996 (#)
                            Acquired on              Value             Exercisable/          Exercisable/
Name                        Exercise (#)          Realized ($)        Unexercisable         Unexercisable
----                        ------------          ------------        -------------         -------------
Gerald F. Sullivan                 0                    0             336,250/23,750       $- 0 -  /$- 0 -
     President and Chief
     Executive Officer

STOCK OPTION PLANS

       In October 1990, the Company adopted the 1990 Stock Option Plan (the "1990 Plan") covering 250,000 shares of the Company's Common Stock, $.001 par value, pursuant to which officers, Directors and key employees of the Company are eligible to receive incentive and/or non-qualified stock options. In March 1992, the Company amended the 1990 Plan and increased the number of shares reserved under the 1990 Plan from 250,000 shares to 400,000 shares. In January 1993, subject to shareholder approval which was obtained in May 1993, the Board of Directors adopted the 1993 Stock Option Plan (the "1993 Plan") covering 250,000 shares of the Company's Common Stock $.001 par value, pursuant to which officers, directors and key employees of the Company are eligible to receive incentive and/or non-qualified stock options. In December 1993, the Company amended the 1993 Plan and increased the number of shares reserved for issuance thereunder by 350,000 shares, from 250,000 shares to 600,000 shares. In December 1995, the Company amended the 1993 Plan and increased the number of shares reserved for issuance thereunder by 250,000 shares, from 950,000 shares to 1,200,000 shares. On October 1, 1996, the Board of Directors of the Company approved an amendment to the 1993 Plan increasing the number of shares reserved for issuance thereunder by 400,000 shares, from 1,200,000 shares to 1,600,000 shares of Common Stock, subject to stockholder approval. See Proposal 2 Amendment to the 1993 Stock Option Plan. The 1990 Plan expires on October 15, 2000 and the 1993 Plan expires on January 20, 2003.

       The 1990 Plan and the 1993 Plan (collectively, the "Plans") are administered by a committee of the Board of Directors consisting of Messrs. Dunlap, Brunet and Hemingway. The selection of participants, allotment of shares, determination of price and other conditions of purchase of any options granted are determined by the Board or any such committee at its sole discretion. The purpose of the Plans is to attract and retain persons instrumental to the success of the Company. Incentive stock options granted under the Plans are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Plans to a stockholder owning more than 10% of the outstanding shares of Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of the grant nor for more than five years.

COMPENSATION OF DIRECTORS

       Directors do not receive any compensation for serving as directors or attending meetings. Mr. Dunlap and Mr. Brunet received compensation of $60,000 and $7,500, respectively, for services rendered as consultants to the Company during the fiscal year ended June 30, 1996.

       Each of the directors who is not an employee of the Company and is a director on January 31, is eligible for automatic grants of options to purchase 5,000 shares per year at the fair market value of such shares at such date, which options are exercisable for a period of ten years.

       In December 1995, ten year options to purchase 25,000 shares at $3.50 per share, which options are exercisable immediately, were granted to Mr. Dunlap in accordance with the Plans. In September 1995, ten year options to purchase 40,000 shares at $3.50 per share, which options are exercisable immediately, were granted to each of Mr. Hemingway and Mr. Williams in accordance with the Plans. In January 1996, ten year options to purchase 5,000 shares at $4.00 per share, which options are immediately exercisable, were granted to each of the outside Directors of the Company in accordance with the Plans. Also in January 1996, a ten year option to purchase 10,000 shares at $4.00 per share, which option is exercisable immediately, was granted to Mr. Sullivan. In July 1996, the Board granted a ten year option to purchase 45,000 shares at $2.75 per share, which option is exercisable immediately, to Mr. Brunet, who accepted the role of Chairman of the Board. In October 1996 the Board granted ten year options to purchase 15,000 shares at $3.50 per share, which options are exercisable immediately, to each of Mr. Munoz and Mr. Thomas, new Directors of the Company.

       On July 25, 1996, the Company's Board of Directors approved a repricing of all outstanding stock options which had been granted at an exercise price in excess of $4.00 per share to $3.50 per share, compared to the then fair market value of $2.75 on the date of repricing. The following options previously granted to directors were repriced: 10 year options granted on January 1993 and September 1995 to acquire 720,000 shares of Common Stock at exercise prices ranging from $4.25 to $10.00 per share, with a weighted average exercise price of $6.17 per share.


REPORT OF THE COMPENSATION COMMITTEE NO REPRICING OF OPTIONS

       The Company's stock option plans have been utilized to provide directors, executives and other key employees with increased motivation and incentive to exert their best efforts on behalf of the Company through the opportunity to benefit from appreciation in the value of the Common Stock. Due to a decline in the price of the Common Stock in the year ended June 30, 1996, certain options outstanding under the Company's various stock option plans were exercisable at prices which were significantly in excess of the then current market value of the Common Stock. In order to restore the incentive value to such options, the Compensation Committee and the Board of Directors approved the repricing of options held by officers, directors, and employees.

       On July 25, 1996, each option outstanding under the Plans, including options held by Directors and Executive Officers of the Company, with an exercise price exceeding $4.00 were cancelled and reissued with an exercise price equal to $3.50 per share, compared to the then current market price of $2.75 per share. Options to purchase 1,151,000 shares of Common Stock at exercise prices ranging from $4.25 to $10.00 per share, with a weighted average exercise price of $6.11 per share were repriced. All other terms and conditions of these options remained the same. The options which were repriced included 350,000 options held by Jerry Sullivan, the President and Chief Executive Officer of the Company that had a weighted average exercise price of $6.29 per share.

This report is submitted by the Company's Compensation Committee:

                                 Craig J. Brunet
                             Samuel Scott Hemmingway
                              Joel C. Williams, Sr.





COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's executive officers, Directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, Directors, and greater than 10% beneficial owners are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

       To the Company's knowledge, there were no reports not filed in a timely manner under Section 16(a) of the Securities Exchange Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       On June 16, 1993, the Company obtained a $6,000,000 mortgage warehouse line of credit from Transamerica Consumer Receivable Funding, Inc. The line matured on June 16, 1995, and was not renewed. The Company paid Mr. Dunlap $45,000 upon closing for his assistance in obtaining the credit facility. In addition, the Company agreed to issue 100,000 common stock purchase warrants to each of two non-related parties in consideration of assistance and advice rendered in connection with obtaining the credit facility. The warrants are exercisable at $9.00 per share for a period of ten years.

       On October 3, 1994, the Company advanced $65,000 to Mr. Sigler, the then Chairman of the Board, which was rolled into an existing advance, and Mr. Sigler provided the Company with a promissory note for $74,750. The note, which bore interest at the rate of 11% per annum, was due on May 20, 1996 and was repaid. In March 1996, the Company advanced Mr. Sigler $100,000 which is presently outstanding and is secured by 50,000 shares of Company's Common Stock owned by Mr. Sigler.

       On August 15, 1994, the Company advanced $100,000 to Mr. Dunlap, at an interest rate of 11%. The principal and interest was due on May 20, 1996, and was informally extended and is secured by warrants to purchase 75,000 shares of EntreMed, Inc., a publicly traded pharmaceutical company.



                                   PROPOSAL 2
                    AMENDMENTS TO THE 1993 STOCK OPTION PLAN

       At the Annual Meeting, the stockholders are being asked to approve amendments to the Company's 1993 Stock Option Plan (the "1993 Plan") in order to increase the number of shares reserved for issuance thereunder by 400,000 shares, from 1,200,000 shares to 1,600,000 shares of Common. The Board of Directors adopted this amendment to the 1993 Plan on October 1, 1996, and recommends that the shareholders approve such amendment. The approval by a majority of the votes present and entitled to be cast at the Annual Meeting of Shareholders is required to approve the proposal to increase the number of shares available for issuance pursuant to the 1993 Plan.

       The Company maintains the 1993 Plan, the purposes of which are to ensure the retention of existing executive personnel, key employees, Directors and consultants of the Company, to attract and retain competent new executive personnel, key employees, Directors and consultants and to provide additional incentive to all such persons by permitting them to participate in the ownership of the Company. There are currently no shares available for grant of options under the 1990 Plan and 48,500 shares available for grant of options under the 1993 plan. Options to purchase shares, including options granted under the 1990 Plan and 1993 Plan and options granted to officers and directors outside the Plans, at a weighted average exercise price of $3.13 are currently outstanding.

SUMMARY OF THE PLAN

       The 1993 Plan currently covers 1,200,000 shares of Common Stock. Options granted under the 1993 Plan may be either incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended ("incentive options"), or options that do not qualify as incentive options ("non-qualified options"). The 1993 Plan, which expires in 2003, is administered by the a committee of non-employee Directors designated by the Board of Directors (the "Committee"). The selection of participants, allotment of shares, determination of price and other conditions of purchase of options will be determined by the Committee in its sole discretion. Incentive stock options granted under the 1993 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the 1993 Plan to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant.

       The 1993 Plan may be amended by the Board of Directors at any time. The Company's shareholders, however, must approve any amendment that would (i) change the class of persons eligible to receive options; (ii) increase the maximum number of shares for which options may be granted; or (iii) materially increase the benefits accruing to participants.

       An optionee will not realize taxable compensation income upon the grant of an incentive stock option under the 1993 Plan. In addition, an optionee will not realize taxable compensation income upon the exercise of an incentive stock option for cash if the optionee holds the shares acquired until at least one year after exercise and, if later, until two years after the date of grant of the option. The amount by which the fair market value of the shares exceeds the option price at the time of exercise generally is an item of tax preference for purposes of the alternative minimum tax. If an optionee acquires Common Stock through the exercise of an incentive stock option under the 1993 Plan and subsequently sells the Common Stock after holding the shares for the period described above, the gain or loss which is the difference between the sale price of the Common Stock and the option exercise price will be taxed as capital gain or loss, which will be long-term if the applicable holding period has been met. When the holding period requirements discussed above are not satisfied, the gain will be treated as compensation income, which generally will not exceed the lesser of (i) the amount of gain on sale, or (ii) the excess of the fair market value of the shares at the exercise date over the exercise price. If an optionee pays the exercise price of an incentive stock option by delivering shares of Common Stock, the exchange of shares generally will be treated as a non-taxable transaction (provided that the shares delivered in payment are not shares acquired upon exercise of an incentive stock option which have not satisfied the holding period requirements discussed above).

       An incentive stock option does not entitle the Company to an income tax deduction except to the extent and at the time that an optionee realizes compensation income therefrom.

       An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. Ordinarily, when an optionee exercises a non-qualified stock option for cash or Common Stock, the optionee will realize taxable compensation income at that time equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. For tax purposes an optionee will generally have a basis in stock acquired through the exercise of a non-qualified stock option under the 1993 Plan equal to the amount taxed as compensation income plus the exercise price. If the optionee subsequently sells the stock, any gain or loss calculated as the difference between the sale price and the basis will be taxed as capital gain or loss, which will be long-term if the applicable holding period has been met.

       The amount of any compensation income realized by an optionee upon exercise of a non-qualified stock option will be allowable to the Company as a deduction at the time it is realized by the optionee, provided that the Company complies with applicable withholding requirements.

       The foregoing discussion with respect to the tax treatment of gain on sale of stock acquired on exercise of incentive or non-qualified stock options assumes that at the date of such sale the optionee is not a dealer in securities and holds such stock as a capital asset. Any income tax deduction to the Company described above will be subject to any applicable limitations on deductions for compensation generally.

       The foregoing provides only a general description of the federal income tax consequences of transactions under the 1993 Plan, and participants should consult a tax advisor as to their individual circumstances.

       The 1993 Plan provides for the automatic grant of 5,000 options per year to each of the outside directors, who is a director on January 31 of each year at the fair market value of such shares at such date, which options shall be exercisable for a period of ten years.

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS
PROPOSAL.

                                   PROPOSAL 3
                APPROVAL AND RATIFICATION OF THE AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

       The Board of Directors of the Company has adopted and recommended to the shareholders approval of an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 22,500,000 to 35,000,000. The proposed increase in the authorized Common Stock has been recommended by the Board of Directors to assure that an adequate supply of authorized unissued shares is available for general corporate needs.

       As of November 4, 1996, in addition to the 3,632,761 shares of Common Stock outstanding ("Shares"), the Company had (i) 382,500 Shares reserved for issuance upon exercise of options under the 1990 Plan, under which options to purchase 382,500 Shares are outstanding; (ii) 1,200,000 Shares reserved for issuance upon exercise of options under the 1993 Plan, under which options to purchase 1,121,500 Shares are outstanding; (iii) 920,000 Shares reserved for issuance upon conversion of the $2,300,000 of a convertible warehouse; (iv) 3,320,000 Shares reserved for issuance upon conversion of issued shares of Convertible Preferred Stock; (v) 375,418 Shares issuable upon exercise of warrants issued in connection with the sale of Preferred Stock and other borrowings; (vi) 3,547,200 Shares issuable upon conversion of Convertible Debt;
(vii) 538,000 Shares issuable upon exercise of warrants issued in connection with the Convertible Debt; and (vii) 1,410,300 Shares issuable upon exercise of underwriters' and other warrants. As a result, 15,666,979 shares of Common Stock are outstanding or reserved for issuance on exercise of outstanding options, warrants or convertible securities, and 6,833,021 additional Shares are available for issuance. If the amendment is approved, there will be 19,433,021 authorized Shares are available for issuance, on such terms and conditions as may be determined by the Board of Directors.

       While the Company has no specific plans, arrangements, or agreements to issue Shares other than those described above, the Board of Directors of the Company believes it is advisable and in the best interest of the Company to have available authorized but unissued Shares in an amount adequate to provide for the future needs of the Company.

The additional authorized Shares will benefit the Company by providing flexibility to the Board of Directors without further action or authorization by shareholders (except as required by law), in responding to business needs and opportunities as they arise, or for other proper corporate purposes. These corporate purposes might include issuance of additional shares of Preferred Stock, acquisitions of securities or other assets of other corporations, stock dividends, stock splits, employee stock options, convertible debt financings, the obtaining of capital funds through public and private offerings of shares of Common Stock or of securities convertible into shares, or to compensate employees or retain consultants, and issuance of warrants in connection with any of the foregoing. The issuance of any additional Shares will be on terms deemed to be, at the time of such issuances, in the best interests of the Company and its shareholders. If such additional authorized shares of Common Stock are subsequently issued to other than existing shareholders, the percentage interest of existing shareholders in the Company will be reduced. Holders of Common Stock have no pre-emptive rights with respect to future issuances of Common Stock.

       The Board of Directors is not aware of any attempt to gain control of the Company nor is it recommending this amendment to increase the number of authorized Shares of Common Stock in response to any specific effort to obtain control of the Company. The proposed amendment to increase the number of authorized Shares is not designed as nor intended to be an anti-takeover measure; however, the authorized but unissued Shares could be used by incumbent management to make a change in control of the Company more difficult and time-consuming. Under certain circumstances, such unissued Shares could be used to create obstacles or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company with a view to instituting a merger, sale of all or part of the Company's assets, or other similar transaction which may not be in the best interest of the shareholders.

       It is expected that the proposed amendment, if approved by the shareholders, will be made effective on or about January 1, 1997, by the filing and recording of an appropriate Certificate of Amendment as required under Delaware law.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

                                   PROPOSAL 4
                       APPOINTMENT OF INDEPENDENT AUDITORS

       The Board of Directors of the Company has designated Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Ernst & Young LLP has been the Company's auditors since August 1990 and has no direct or indirect financial interest in the Company.

       Although it is not required to do so, the Board of Directors is submitting its selection of the Company's auditors for ratification at the meeting in order to ascertain views of shareholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

       A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he or she desires to do so will be available to respond to appropriate questions.


GENERAL

       The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, proxies will be voted on these other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

       The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials which may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Company's shares of Common Stock held by such persons. The Company will reimburse such persons for reasonable out of pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies.

       The Company's statements of operations for the years ended June 30, 1994, 1995 and 1996 and the related statements of stockholders' equity and cash flows and the Company's balance sheets at June 30, 1994 and 1995 are incorporated herein by reference to the Company's Annual Report to Stockholders for the year ended June 30, 1996, a copy of which is being delivered to stockholders simultaneously with the delivery of this proxy statement.

       Upon written request, the Company will provide each shareholder being solicited by this Proxy Statement, a copy of the exhibits and schedules to the Company's Form 10-KSB for its fiscal year ended June 30, 1996, as filed with the Securities and Exchange Commission and which accompanies this Proxy Statement. All such requests should be directed to Credit Depot Corporation, 700 Wachovia Center, Gainesville, Georgia 30501, Attention: Treasurer.


                             SHAREHOLDER'S PROPOSALS

       All proposals of shareholders intended to be presented at the Company's next Annual Meeting of Shareholders must be received at the Company's executive office no later than September 30, 1997 for inclusion in the proxy statement and form of proxy related to that meeting.

                                          By Order of the Board of Directors,

                                          /s/ John C. Thomas
                                          -----------------------------------
                                          John C. Thomas, Secretary

November 26, 1996

                                                                     APPENDIX A

PROXY     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            CREDIT DEPOT CORPORATION
                700 WACHOVIA CENTER, GAINESVILLE, GEORGIA 30501

   The undersigned hereby appoints each of Gerald F. Sullivan and John C. Thomas, Jr. with power of substitution, as proxy to represent the undersigned at the Annual Meeting of Shareholders to be held at the Lanier Centre Hotel, 400 E.
E. Butler Parkway, Gainesville, Georgia on December 17, 1996 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

   1. To elect a Board of seven Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified, those directors are:

        [ ] FOR all nominees listed below                             [ ] WITHHOLD AUTHORITY
           (except as marked to the contrary below)                      to vote for all nominees listed below

 Craig J. Brunet, Gerald F. Sullivan, Samuel R. Dunlap, Jr., Joel C. Williams,
             Jr., Samuel S. Hemingway, Carlos Munoz, John C. Thomas, Jr.

   TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), STRIKE THROUGH THE NAME(S) LISTED ABOVE.

--------------------------------------------------------------------------------

   2. To approve amendments to the Company's 1993 Stock Option Plan (the "1993 Plan") in order to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares to an aggregate of 1,600,000 shares;

        [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

   3. To approve an amendment to the Company's Certificate of Incorporation in order to increase the number of authorized shares of Common Stock by 12,500,000 shares to an aggregate of 35,000,000 shares;

        [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                          (continued on reverse side)

                             (continued from front)

   4. To approve and ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending June 30, 1997; and

        [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

   5. In his discretion, the proxy is authorized to vote upon such business as may properly come before the meeting.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3, AND 4.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

                                             DATED:                       , 1996
                                                    ----------------------


                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                                  Signature if held jointly

                                             (PLEASE DATE, SIGN EXACTLY AS NAME
                                             APPEARS AT THE LEFT, AND RETURN
                                             PROMPTLY. IF THE SHARES ARE
                                             REGISTERED IN THE NAMES OF TWO OR
                                             MORE PERSONS, EACH SHOULD SIGN.
                                             WHEN SIGNING AS CORPORATE OFFICER,
                                             PARTNER, EXECUTOR, ADMINISTRATOR,
                                             TRUSTEE OR GUARDIAN, PLEASE GIVE
                                             FULL TITLE AS SUCH. PLEASE NOTE ANY
                                             CHANGES IN YOUR ADDRESS ALONGSIDE
                                             THE ADDRESS AS IT APPEARS IN THE
                                             PROXY.)